Contact:                 Thomas J. Linneman                                                                                     For immediate release
513-661-0457

Cheviot Financial Corp. Reports First-Quarter Earnings

CINCINNATI, Ohio – May 2, 2014 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the first fiscal quarter of 2014 of $815,000, or $0.12 cents per share based upon 6,653,983 shares outstanding at March 31, 2014. Net earnings for the three months ended March 31, 2013 totaled $791,000 or $0.11 cents per share based upon 7,300,012 shares outstanding at March 31, 2013.

For the three months ended March 31, 2014:

Net earnings for the three months ended March 31, 2014 totaled $815,000, a $24,000 increase from the $791,000 earnings reported in the March 2013 period.  The increase in net earnings reflects a decrease in general, administrative and other expenses of $271,000 and an increase of $107,000 in other income, which was partially offset by a decrease in net interest income of $198,000, an increase in the provision for losses on loans of $145,000, and an increase of $11,000 in the provision for federal income taxes.

Total interest income decreased $439,000, or 8.6%, to $4.6 million for the three months ended March 31, 2014, from the comparable quarter in 2013.   Interest income on loans decreased $331,000, or 8.1%, to $3.7 million during the 2014 quarter from $4.1 million for the 2013 quarter.  This decrease was due primarily to a $3.8 million, or 1.1%, decrease in the average balance of loans outstanding and a 34 basis point decrease in the average yield on loans to 4.50% for the 2014 quarter from 4.84% for the three months ended March 31, 2013.  Interest income on mortgage-backed securities increased $18,000, or 43.9%, to $59,000 for the three months ended March 31, 2014, from $41,000 for the comparable 2013 quarter, due primarily to a $2.9 million, or 30.3% increase in the average balance of securities outstanding and by an 18 basis point increase in the average yield.  Interest income on investment securities decreased $118,000, or 13.6%, to $751,000 for the three months ended March 31, 2014, compared to $869,000 for the same quarter in 2013, due primarily to a decrease of $33.6 million, or 18.2% in the average balance of investment securities outstanding, partially offset by an 10 basis point increase in the average yield to 1.98% in the 2014 quarter.  The decrease in investment securities reflects the call of $15.0 million in investment securities at par, as well as the sale of $1.6 million in corporate securities.  Interest income on other interest-earning deposits decreased $8,000, or 8.2% to $89,000 for the three months ended March 31, 2014.

Interest expense decreased $241,000, or 20.8% to $919,000 for the three months ended March 31, 2014, from $1.2 million for the same quarter in 2013.  Interest expense on deposits decreased by $197,000, or 20.4%, to $770,000, from $967,000, due primarily to a 13 basis point decrease in the average cost of deposits to 0.67% and a $22.5 million, or 4.6% decrease in the average balance of deposits outstanding, primarily time deposits.  The decrease in the average cost of deposits is due to the overall changes in the deposit composition. Our core deposits increased during the comparative period while we had a decrease in our time deposits, as well as, lower market rates during the 2014 period as compared with the 2013 period.  Interest expense on borrowings decreased by $44,000, or 22.8%, due primarily to a $4.9 million decrease in the average balance outstanding, and due to a 9 basis point decrease in the average cost of borrowings.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $198,000, or 5.0%, to $3.7 million for the three months ended March 31, 2014, as compared to the same quarter in 2013.  The average interest rate spread increased to 2.93% for the three months ended March 31, 2014 from 2.86% for the three months ended March 31, 2013.  The net interest margin increased to 2.96% for the three months ended March 31, 2014 from 2.91% for the three months ended March 31, 2013.

For the three months ended March 31, 2014, the company recorded a provision for losses on loans of $200,000, as compared to $55,000 for the three months ended March 31, 2013.  At March 31, 2014 non-performing loans as a percent of net loans decreased to 1.67% from 2.20% at December 31, 2013.  This decrease is a result of the overall decrease in non-performing loans of $1.8 million from period to period.

Other income increased $107,000, or 11.3%, to $1.1 million for the three months ended March 31, 2014, compared to the same quarter in 2013.  The increase is due primarily to an increase in the gain on sale of investment securities of $440,000, which was partially offset by a decrease in the gain on sale of loans of $171,000.

General, administrative and other expense decreased $271,000, or 7.4%, to $3.4 million for of the three months ended March 31, 2014.  This decrease is primarily a result of a decrease in employee compensation and benefits of $209,000 and a decrease of $75,000 in property, payroll and other taxes, which was partially offset by an increase of $95,000 in real estate owned impairment.

The provision for federal income taxes increased $11,000, or 3.3%, for the three months ended March 31, 2014.

Financial Condition Changes at March 31, 2014 and December 31, 2013:

At March 31, 2014, total assets were $584.3 million, compared with $587.1 million at December 31, 2013.  Total assets decreased $2.9 million, or 0.5%, primarily due to the decrease in investment securities of $13.2 million and a decrease in loans receivable of $4.6 million.  The decrease in investment securities was a result of the call of $15.0 million and the sale of corporate securities of $1.6 million, which was offset by an increase in the fair market value of securities designated as available for sale of $2.9 million.  The decrease in loans receivable resulted from the sale of loans in the secondary market of $3.9 million and principal repayments of $15.5 million, which was partially offset by loan originations of $15.2 million.

Total liabilities were $491.6 million at March 31, 2014, a decrease of $4.6 million, or 0.9% compared to $496.2 million at December 31, 2013.  The decrease in total liabilities is a result of a decrease of $2.8 million, or 0.6% in total deposits which totaled $466.6 million at March 31, 2014, as compared to $469.4 million at December 31, 2013.  Advances from the Federal Home Loan Bank of Cincinnati decreased by $1.5 million, or 7.6%, to $17.8 million at March 31, 2014, from $19.3 million at December 31, 2013.  The decrease is a result of approximately $1.4 million in repayments during the three months ended March 31, 2014.

Shareholders’ equity at March 31, 2014 was $92.7 million, an increase $1.8 million, or 1.9%, from December 31, 2013.  The increase primarily resulted from net income of $815,000 and a decrease in the unrealized loss on securities designated as available for sale of $2.0 million, which was partially offset by purchasing 40,900 shares at an average price of $10.40 per share through the stock buyback program for a total cost of $427,000 and dividend payments on common stock of $612,000.  At March 31, 2014, tangible book value per share was $12.05 as compared to $11.72 at December 31, 2013.  Tangible book value per share was affected by the increase in the fair market value of investment securities designated as available for sale as other comprehensive loss decreased during the 2014 period.  At March 31, 2014, other comprehensive loss was $5.2 million.  Over time, the impact of the other comprehensive loss on our tangible book value per share will decrease as investments are called or mature at par, however, a sudden increase in interest rates can have an adverse effect, as increases in rates may increase accumulated comprehensive loss.

Cheviot Financial Corp.

SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME

The following tables set forth consolidated selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	For the Three Months Ended
	(Unaudited)	(Unaudited)
	3/31/2014	3/31/2013
Selected Operating Data:
Total interest income	$4,642	$5,081
Total interest expense	919	1,160
Net interest income	3,723	3,921
Provision for losses on loans	200	55
Net interest income after provision for losses on loans	3,523	3,866
Total other income	1,054	947
Total general, administrative and other expense	3,416	3,687
Earnings before income taxes	1,161	1,126
Federal income taxes	346	335
Net earnings	$815	$791

Earnings per share – basic and diluted .	$0.12	$0.11

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
	(In thousands, except per share data)

Total interest income	$4,642	$4,689	$4,682	$4,860	$5,081
Total interest expense	919	1,003	1,065	1,103	1,160
Net interest income	3,723	3,686	3,617	3,757	3,921
Provision for losses on loans	200	518	585	285	55
Net interest income after provision for
losses on loans	3,523	3,168	3,032	3,472	3,866
Total other income	1,054	701	511	542	947
Total general, administrative and other
expense	3,416	3,425	3,578	3,696	3,687
Earnings (loss) before income taxes	1,161	444	(35)	318	1,126
Federal income taxes (benefit)	346	89	(56)	53	335
Net earnings	$815	$355	$21	$265	$791

Earnings per share – basic and diluted	$0.12	$0.06	$0.00	$0.04	$0.11

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

Cheviot Financial Corp.
SELECTED FINANCIAL AND OTHER DATA

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.56%	0.24%	0.01%	0.17%	0.51%
Return on average equity	3.56	1.52	0.09	1.02	2.93
Average equity to average assets	15.79	15.87	15.81	16.87	17.30
Net interest margin (2)	2.96	2.86	2.79	2.86	2.91
Interest rate spread (2)	2.93	2.82	2.75	2.82	2.86
Average interest-earning assets to average
interest-bearing liabilities	104.43	105.33	104.75	104.43	105.84
Total general, administrative and other expenses
to average total assets	2.35	2.32	2.40	2.40	2.36
Efficiency ratio (3)	71.52	78.07	86.68	85.97	75.74

Other Financial Ratios:
Basic earnings per share	$0.12	$0.06	$0.00	$0.04	$0.11
Diluted earnings per share	$0.12	$0.06	$0.00	$0.04	$0.11
Tangible book value per common share	$12.05	$11.72	$12.02	$12.11	$12.79
Shares outstanding	6,793,903	6,834,803	6,836,903	6,836,903	7,363,326
Weighted average shares	6,653,983	6,628,306	6,628,648	6,905,946	7,300,012
Weighted average diluted shares	6,658,492	6,633,549	6,635,467	6,913,638	7,306,700

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	1.67%	2.20%	2.76%	2.88%	3.59%
Nonperforming assets as a percent of total assets (4)	1.46	1.82	2.29	2.43	2.67
Allowance for loan losses as a percent of net loans	0.52	0.50	0.47	0.46	0.48
Allowance for loan losses as a percent of nonperforming assets (4)	20.25	15.88	11.61	10.52	9.71
Allowance for loan losses as a percent of net originated loans (5)	0.59	0.58	0.56	0.55	0.59
Allowance for loan losses as a percent of net purchased loans (5)	0.53	0.53	0.44	0.43	0.45
Allowance for loan losses as a percent of originated non-performing assets (5)	32.09	25.38	17.79	15.21	14.23
Allowance for loan losses as a percent of purchased non-performing assets (6)	11.50	9.64	10.04	9.58	9.85
Net charge-offs to average loans	0.05	0.38	0.11	0.11	0.18

Regulatory Capital Ratios:
Tangible capital	13.59%	13.46%	13.47%	13.31%	12.77%
Core capital	13.59	13.46	13.47	13.31	12.77
Risk-based capital	25.70	25.26	25.50	25.67	25.30

Number of:
Banking offices	12	12	12	12	12

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)
Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation, as such purchased loans and assets are recorded at fair value at the time of acquisition, and without the related allowance for loan losses as reflected on the target entity’s financial statements.

(6)	Net purchased loans and non-performing assets includes one-to-four family residential loans without a credit quality discount applied only.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

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